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                                                                    EXHIBIT 99.1

                            [BIOFIELD LETTERHEAD]









 Contact: D. Carl Long                                       Tony DeMartino
          President and Chief Executive Officer              Claudia D'Avanzo
          (770) 740-8180                                     Fleishman-Hillard
                                                             (404) 659-4446


                    BIOFIELD CORP. PLANNING PRIVATE PLACEMENT
                                 OF COMMON STOCK


         ATLANTA, GA - October 28, 1997 - Biofield Corp. (NASDAQ: BZET) today announced that it is considering issuing shares of Common Stock in a private placement (the "Offering") intended to yield gross proceeds to the Company of $7 million to $15 million. The Common Stock offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Offering is being made only to accredited investors in reliance upon an exemption under the Securities Act. Following the closing of the Offering, the Company intends to file a registration statement on Form S-3 covering resales of such shares of Common Stock issued pursuant to the Offering.

         Concurrent with, and subject to the completion of the Offering, the Company plans to exchange certain outstanding warrants issued in connection with the Company's 1995 private placement of securities units. In the aggregate, warrants to purchase up to 1,785,994 shares of Common Stock will be exchangeable for up to an aggregate of 730,651 shares of Common Stock.

         Certain affiliates of The Goldman Sachs Group, L.P. ( the "GS Parties") hold an aggregate of 1,089,329 of such warrants, which will be exchangeable for approximately 455,000 shares of Common Stock if the warrant exchange is consummated. In connection with the warrant exchange, the GS Parties have committed to invest between $1 million and $2 million in the Offering based upon the aggregate amount invested in the Offering by other investors.

         The net proceeds from the Offering will be used for funding clinical trials, research and development, manufacturing, European sales and marketing and general corporate purposes.

         Biofield Corp. is a medical technology company specializing in the development of non-invasive methods for diagnosing and screening epithelial cancers, including breast cancer. The Company is based in Atlanta.


         Note: This press release contains "forward looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve known and unknown risks, uncertainties, including, without limitation to: the company's limited operating history and anticipated future losses, uncertainties and other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such differences include risks and uncertainties related to the company's future profitability and ability to meet its capital needs, product development, FDA approval, government regulation, competition, market acceptance and other factors discussed under the heading, "Cautionary Statements Regarding Forward- Looking Statements" in the company's Annual Report on form 10-K for the year ended December 31, 1996, and other reports filed with the Securities and Exchange Commission.


                            B I O F I E L D C O R P .
          1225 Northmeadow Parkway / Suite 120 / Roswell, Georgia 30076
                    Tel 770 / 740-8180 / Fax 770 / 740-9366